For Immediate Release:

RENT-A-CENTER, INC. REPORTS
FIRST QUARTER 2005 RESULTS

Diluted Earnings per Share of $0.56, Excluding Litigation Credit
Operating Cash Flow Exceeds $87 Million for the Quarter
_________________________

Plano, Texas, April 25, 2005 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NNM:RCII), the nation’s largest rent-to-own operator, today announced revenues and net earnings for the quarter ended March 31, 2005.

The Company reported total revenues for the quarter ended March 31, 2005 of $601.9 million, a $16.5 million increase from $585.4 million for the same period in the prior year. This increase of 2.8% in revenues was primarily driven by incremental revenues generated in new and acquired stores, offset by a decrease in same store sales of 5.0%.

Net earnings for the quarter ended March 31, 2005 were $42.7 million, or $0.56 per diluted share, when excluding the litigation credit discussed below, representing a decrease of 11.1% from the $0.63 per diluted share, or net earnings of $52.2 million for the same period in the prior year. The decrease in earnings per diluted share is attributable primarily to the decrease in same store sales as well as an increase in operating expenses related to new store openings and acquisitions, offset by a reduction in the number of the Company’s outstanding shares.

“Our revenue and earnings per diluted share were within our expectations for the first quarter,” commented Mark E. Speese, the Company’s Chairman and Chief Executive Officer. “We believe that higher energy costs and the overall difficult retail environment continue to challenge our business, as evidenced by our same store sales. However, we continue to control our expenses on a per store basis as salaries and other expenses were approximately flat year over year. We also generated over $87.0 million in operating cash flow, repaid $60.9 million of our senior secured debt, and continue to invest in our core business and institute initiatives to improve execution at the store level,” Speese added.

During the first quarter of 2005, the Company opened 10 new store locations, acquired three stores as well as accounts from 10 additional locations, while consolidating 22 stores into existing locations and selling three stores. Since March 31, 2005, the Company has opened six new stores and acquired two other stores while consolidating five stores into existing locations. For the entire year ending December 31, 2005, the Company intends to open between 70 and 80 new store locations as well as pursue opportunistic acquisitions.

On April 12, 2005, the settlement of the Benjamin Griego, et al. v. Rent-A-Center, Inc., et al/Arthur Carrillo, et al. v. Rent-A-Center, Inc., et al litigation pending in California received final approval from the court. Under the terms of the settlement approved by the court, the Company agreed to pay the plaintiffs’ attorneys’ fees, as well as an aggregate of $37.5 million in cash, such amount to be distributed to the class of eligible Company customers who entered into rental-purchase agreements with the Company anytime from February 1, 1999 through October 31, 2004, with the Company being entitled to any undistributed monies in the settlement fund up to an aggregate of $8.0 million, and any additional undistributed funds being paid to non-profit organizations. As a result of the response rate to the notice of the settlement mailed to class members on February 7, 2005, the parties agreed that the Company could retain the $8.0 million reversion, rather than deposit it as part of the settlement fund. Accordingly, on April 22, 2005, the Company paid $29.5 million to fund the settlement, as well as $9.0 million in attorneys’ fees, for a total of $38.5 million in cash. To record the retention of the $8.0 million reversion, the Company recorded an $8.0 million pre-tax credit during the first quarter of 2005. This pre-tax credit increased diluted earnings per share in the first quarter of 2005 by $0.07, from $0.56 per diluted earnings per share to the reported diluted earnings per share of $0.63. As previously reported, the Company recorded a pre-tax charge of $47.0 million in the third quarter of 2004 to account for the settlement, as well as attorneys' fees.

Rent-A-Center will host a conference call to discuss the first quarter financial results on Tuesday morning, April 26, 2005, at 10:45 a.m. EST. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.

Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates 2,866 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of 308 rent-to-own stores, 296 of which operate under the trade name of "ColorTyme," and the remaining 12 of which operate under the "Rent-A-Center" name.

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any repurchases of common stock the Company may make or the potential impact of acquisitions that may be completed after April 25, 2005.

SECOND QUARTER 2005 GUIDANCE:

Revenues
•	The Company expects total revenues to be in the range of $576 million to $584 million.
•	Store rental and fee revenues are expected to be between $525 million and $530 million.
•	Total store revenues are expected to be in the range of $566 million to $574 million.
•	Same store sales are expected to be in the (3.0%) to (4.0%) range.
•	The Company expects to open 10-15 new store locations.
Expenses
•	The Company expects cost of rental and fees to be between 21.6% and 22.0% of store rental and fee revenue and cost of goods merchandise sales to be between 70% and 75% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 57.5% to 59.0% of total store revenue.
•	General and administrative expenses are expected to be between 3.3% and 3.5% of total revenue.
•	Net interest expense is expected to be approximately $10.0 million and amortization of intangibles is expected to be approximately $2.1 million.
•	The effective tax rate is expected to be in the range of 37.5% to 38.0% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $0.51 to $0.55.
•	Diluted shares outstanding are estimated to be between 76.0 million and 77.0 million.

FISCAL 2005 GUIDANCE:

Revenues
•	The Company expects total revenues to be in the range of $2.37 billion and $2.40 billion.
•	Store rental and fee revenues are expected to be between $2.120 billion and $2.145 billion.
•	Total store revenues are expected to be in the range of $2.320 billion and $2.350 billion.
•	Same store sales are expected to be in the (1.0%) to (3.0%) range.
•	The Company expects to open 70 - 80 new store locations.
Expenses
•	The Company expects cost of rental and fees to be between 21.6% and 22.0% of store rental and fee revenue and cost of goods merchandise sales to be between 70% and 75% of store merchandise sales.

•	Store salaries and other expenses are expected to be in the range of 57.0% to 58.5% of total store revenue.
•	General and administrative expenses are expected to be between 3.3% and 3.5% of total revenue.
•	Net interest expense is expected to be between $38.0 million and $42.0 million and amortization of intangibles is expected to be approximately $7.5 million.
•	The effective tax rate is expected to be in the range of 37.5% to 38.0% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $2.20 to $2.30.
•	Diluted shares outstanding are estimated to be between 76.0 million and 77.0 million.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new stores; the Company’s ability to acquire additional rent-to-own stores on favorable terms; the Company’s ability to enhance the performance of these acquired stores; the Company’s ability to control store level costs; the Company’s ability to realize benefits from our margin enhancement initiatives; the Company’s ability to identify and successfully market products and services that appeal to our customer demographic; the Company’s ability to identify and successfully enter new lines of business offering products and services that appeal to our customer demographic; the results of the Company’s litigation; the passage of legislation adversely affecting the rent-to-own industry; interest rates; the Company’s ability to collect on its rental purchase agreements; the Company’s ability to enter into new rental purchase agreements; economic pressures affecting the disposable income available to our targeted consumers, such as high fuel and utility costs; changes in the Company’s effective tax rate; the Company’s ability to maintain an effective system of internal controls; changes in the Company’s stock price and the number of shares of common stock that the Company may or may not repurchase; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contacts for Rent-A-Center, Inc.:

David E. Carpenter Vice President of Investor Relations (972) 801-1214 dcarpenter@racenter.com

Rent-A-Center, Inc. and Subsidiaries

STATEMENT OF EARNINGS HIGHLIGHTS
(In Thousands of Dollars, except per share data)
	Three Months Ended March 31,
	2005	2005	2004
	Before Litigation Reversion	After Litigation Reversion

Total Revenue	$601,855	$601,855	$585,380
Operating Profit	77,992	85,992	92,659
Net Earnings	42,685	47,669(1)	52,209
Diluted Earnings per Common Share	$0.56	$0.63(1)	$0.63
EBITDA	$93,552	$93,552	$106,396

Reconciliation to EBITDA:

Reported earnings before income taxes	68,526	76,526	83,803
Add back:
Litigation Reversion	--	(8,000)	--
Interest expense, net	9,466	9,466	8,856
Depreciation of property assets	13,263	13,263	11,249
Amortization of intangibles	2,297	2,297	2,488

EBITDA	$93,552	$93,552	$106,396

(1)
Including the effects of an $8.0 million pre-tax credit associated with the litigation reversion. This pre-tax credit increased diluted earnings per share in the first quarter of 2005 by $0.07, from $0.56 per diluted earnings per share to the reported diluted earnings per share of $0.63.

Selected Balance Sheet Data: (in Thousands of Dollars)	March 31, 2005	March 31, 2004

Cash and cash equivalents	$75,246	$273,391
Prepaid expenses and other assets	37,138	42,444
Rental merchandise, net
On rent	610,103	557,484
Held for rent	181,652	139,201
Total Assets	1,987,301	1,954,674

Senior debt	347,375	397,000
Subordinated notes payable	300,000	300,000
Total Liabilities	1,140,472	1,110,307
Stockholders’ Equity	846,829	844,367

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

(In Thousands of Dollars, except per share data)	Three Months Ended March 31,
	2005	2004
	Unaudited
Store Revenue
Rentals and Fees	$518,622	$504,290
Merchandise Sales	62,770	59,423
Installment Sales	6,584	6,698
Other	1,078	1,080
	589,054	571,491

Franchise Revenue
Franchise Merchandise Sales	11,672	12,464
Royalty Income and Fees	1,129	1,425
Total Revenue	601,855	585,380

Operating Expenses
Direct Store Expenses
Cost of Rental and Fees	112,468	108,543
Cost of Merchandise Sold	42,067	39,383
Cost of Installment Sales	2,863	3,145
Salaries and Other Expenses	334,041	309,084
Franchise Operation Expenses
Cost of Franchise Merchandise Sales	10,912	11,892
	502,351	472,047

General and Administrative Expenses	19,215	18,186
Amortization of Intangibles	2,297	2,488
Litigation Reversion	(8,000)	--

Total Operating Expenses	515,863	492,721

Operating Profit	85,992	92,659

Interest Income	(1,402)	(1,503)
Interest Expense	10,868	10,359

Earnings before Income Taxes	76,526	83,803

Income Tax Expense	28,857	31,594

NET EARNINGS	47,669	52,209

Preferred Dividends	--	--

Net earnings allocable to common stockholders	$47,669	$52,209

BASIC WEIGHTED AVERAGE SHARES	74,558	80,285

BASIC EARNINGS PER COMMON SHARE	$0.64	$0.65

DILUTED WEIGHTED AVERAGE SHARES	76,072	82,887

DILUTED EARNINGS PER COMMON SHARE	$0.63	$0.63